Exhibit T3B.10

AMENDED AND RESTATED

BY-LAWS OF

S.O.P., INC.

Adopted March 9, 2017

ARTICLE I

STOCKHOLDERS’ MEETINGS

Section I. All stockholders’ meetings for the election of directors or otherwise shall be held at such places as the Board of Directors shall designate, upon ten days’ written notice thereof being given to each stockholder by ordinary mail.

Section II. The annual meeting of stockholders for the election of directors shall be held on the seventh day of July of each year or the first business day thereafter when such day is a legal holiday. Any special meeting of the stockholders for any purpose or purposes, unless otherwise prescribed by law, may be called by the president, and shall be called by the president or secretary, upon written request of a majority of the Board of Directors or at the request in writing, of stockholders owning a majority in amount of the entire capital stock of the corporation, issued and outstanding. The notice of special meetings shall state the purpose and purposes of the proposed meeting, as well as the time and place thereof, and same shall be served in the manner outlined in Section I hereof.

Section III. At any stockholders’ meeting, each stockholder having the right to vote shall be entitled to vote in person or by written proxy.

Section IV. Except as otherwise provided by law, the presence, in person or by proxy, of the holders of a majority of the total voting power shall be requisite and shall constitute a quorum at all meetings of the shareholders. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present, in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law, or otherwise, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section V. Any action required to be taken at a meeting of the shareholders of the corporation, or any action that may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof. The consent shall have the same effect as a unanimous vote of shareholders.

ARTICLE II

DIRECTORS

Section I. The business and affairs of the corporation shall be managed by a Board of Directors, who need not be residents of the state of incorporation or shareholders of the corporation. The number of directors shall be not less than three or more than twenty-five. The exact number of directors shall be determined from time to time by resolution adopted by the Board. A majority of the persons constituting a quorum of the Board of Directors, or a majority of the persons constituting a quorum of a committee of the Board of Directors (each, as determined pursuant to these By-Laws or the Articles of Incorporation of the corporation) must be individuals who are citizens of the United States (each, a “U.S. Citizen”).

Section II. The directors of the corporation may hold their meetings regular and special, either within or without the state of incorporation.

Section III. The Board of Directors shall meet each year immediately after the annual meeting of the shareholders for the purpose of election of officers and consideration of any other business that may properly be brought before the meeting. The president shall designate the time and place of the aforesaid meeting by giving notice thereof to each director.

Section IV. Special meetings of the Board may be called by the president on five days’ notice to each director. Special meetings shall be called by the president or secretary in like manner and upon like notice on the written request of two directors.

Section V. Any action which may be taken at a meeting of the Board or any committee thereof may be taken by consent in writing signed by all of the directors or by all members of the committee, as the case may be, and filed with the records of proceedings of the Board or committee.

Section VI. Directors as such shall not receive any salary for their services, but by resolution of the Board, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board, provided that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section VII. A majority of the Board shall be necessary to constitute a quorum for the transaction of business, and except as otherwise provided by law, the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board.

Section VIII. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

ARTICLE III

NOTICES

Section I. Any notice required or permitted by law or by these By-laws to be given to any shareholder or director shall be deemed to have been given to such shareholder or director when such notice is served upon such shareholder or director or one business day after such notice is placed in the United States mail, postage prepaid, addressed to such shareholder or director at his last known address.

Section II. Whenever any notice is required to be given by law or by these By-laws, a waiver thereof in writing signed by the person or persons entitled to said notice (whether before or after the time stated therein) or actual attendance at the meeting of shareholders, directors or committees in person or by proxy, is equivalent to the giving of such notice, except as otherwise provided by law.

ARTICLE IV

OFFICERS

Section I. The officers of the corporation shall consist of a president, vice president, secretary, treasurer and such other officers and assistant officers and agents as may be deemed necessary by the Board of Directors, subject to any qualification requirements otherwise set forth herein, each of whom shall be elected by the Board of Directors at its annual meeting. Each of the officers shall serve at the pleasure of the Board of Directors for such compensation as may be fixed by such Board. Any two or more offices may be held by the same person, except the offices of president and secretary. Officers need not be directors of the corporation.

Section II. Whenever any vacancies shall occur in any office by death, resignation, increase in the number of officers of the corporation, or otherwise, the same shall be filled by the Board of Directors and the officer so elected shall hold office until his successor is chosen and qualified.

Section III. The president shall be the chief executive officer of the corporation. He shall preside at all meetings of shareholders, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. If a chairman of the Board of Directors has not been elected, the president, if a director shall preside at all meetings of the Board. The president shall have full authority to execute powers-of-attorney appointing other corporations, partnerships or individuals the agent of the corporation. The president shall be a U.S. Citizen.

Section IV. The vice presidents, in the order of their seniority, shall, in the absence or disability of the president, perform the duties and exercise the powers of the president and shall perform such other duties as the president or the Board of Directors shall prescribe; provided, however, that any vice president who is not a U.S. Citizen is not authorized to act, and may not act, pursuant to the foregoing sentence or in the absence or disability of the chairman of the Board of Directors or the president, nor may such vice president be granted or delegated any authority to bind the corporation.

Section V. The secretary shall attend all sessions of the Board and all meetings of the-stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform such duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision he shall be. He shall keep in safe custody the seal of the corporation.

Section VI. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all monies and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board, taking proper vouchers for such disbursements and shall render to the president and directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as treasurer and of the financial condition of the corporation.

Section VII. Subject to the provisions of these By-Laws (including any citizenship requirements), the Board of Directors may also appoint such other officers, agents and attorneys-in-fact of the corporation as it may deem advisable from time to time, who shall serve for such periods and exercise such powers and perform such duties as may be determined from time to time by the Board of Directors; provided, however, that no person who is not a U.S. Citizen may exercise or be delegated any authority or duties that in any way relate to the exercise of authority or performance of duties associated with the functions of the chairman of the Board of Directors or the president of the Corporation, nor may such person be granted or delegated any authority to bind the Corporation.

ARTICLE V

CERTIFICATES OF STOCK

Section I. The certificates of stock of the corporation shall be numbered and shall be entered in the books of the corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the president or a vice president and the secretary or an assistant secretary.

Section II. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section III. For the purpose of determining shareholders entitled to notice of and to vote at a meeting, or to receive a dividend, or to receive or exercise subscription or other rights, or to participate in a reclassification of stock, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a record date for determination of shareholders for such purpose, such date to be not more than sixty days and, if fixed for the purpose of determining shareholders entitled to notice of and to vote at a meeting, not less than ten days prior to the date on which the action requiring the determination of shareholders is to be taken.

ARTICLE VI

GENERAL PROVISIONS

Section I. Dividends upon the capital stock of the corporation may be declared by the Board of Directors at any regular or special meeting pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock.

Section II. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the director shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section III. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section IV. The fiscal year of the corporation begins on April 1.

Section V. The Board of Directors may adopt a corporate seal, which seal shall have inscribed thereon the name of the corporation. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced. Failure to affix the seal shall not, however, affect the validity of any instrument.